Exhibit 99.1

January 11, 2011

NEWS RELEASE

NEW DISCOVERY AT LIMO PROJECT

DELIVERS SIGNIFICANT RESULTS

1.29 grams per tonne gold over 94.5 meters

and 1.15 grams per tonne gold over 38.1 meters

Toronto, Ontario (January 11, 2011) - US GOLD CORPORATION (NYSE:UXG - TSX:UXG) is pleased to announce exciting drill results from its Limo Project in Nevada. Four reverse circulation holes have been drilled on the Cadillac target since the discovery of a new zone was announced on December 6th. The best new hole intersected 1.29 grams per tonne (gpt) gold over 94.5 meters (m) and ended in mineralization.

US Gold geologists are excited by the recent results because: 1) thick sections of continuous mineralization are present, 2) the grade appears to be improving at depth, 3) the mineralization is open laterally and at depth, and 4) historic drilling in the area was not deep enough to encounter this new target.

The recent holes were designed to expand the gold mineralization found earlier in hole LB71, which intercepted 1.48 gpt gold over 48.4 meters, by drilling a series of 30 meter (100 foot) step-outs. Gold was intersected in all four of the recent holes, the best of which encountered 1.29 gpt gold over 94.5 meters, and was terminated in gold mineralization due to drilling difficulties. True width of the mineralization is not known.

The significant thickness of the intercept in LB80 is hosted by a large jasperoid body (silicification sometimes associated with gold deposits in Nevada) below alluvial cover as seen on the cross section in Figure 1. With eight vertical and angle holes drilled so far, an area of mineralization measuring 150 x 80 meters (490 x 260 feet) has been identified. This zone is open to the south, east, north and at depth where further drilling is planned to begin in February.

Intercepts from the four holes drilled are summarized below:

	Gold	From	Length	Gold	From	Length
HOLE#	opt*	feet	feet	gpt*	meters	meters

LB77	0.034	415	125	1.15	126	38.1
Incl	0.054	420	20	1.86	128	6.1
Incl	0.058	485	35	2.00	148	10.7

LB78	0.014	395	160	0.49	120	48.8
Incl	0.040	400	15	1.36	122	4.6

LB79	0.092	470	10	3.16	143	3.0

LB80	0.019	425	60	0.64	130	18.3
And	0.038	595	310	1.29	181	94.5
Incl	0.144	875	15	4.93	267	4.6

*(opt = Troy ounces per short ton, gpt = Grams per metric tonne. True widths of the intercepts are unknown.)

The Limo Project is located 75 miles (120 km) east of Gold Bar, and consists of 44 sq. miles (114 sq. km) of mineral rights. The property produced 91,000 ounces of gold between 1989 and 1990. In July 2009, US Gold released an initial Canadian NI 43-101 compliant resource estimate for the project, outlining 241,000 ounces of gold within the Measured and Indicated categories and 50,700 ounces of gold in the Inferred. US Gold’s recent drilling focused on two new areas separate from the mineralization that make up the resource: 1) The Cadillac discovery (described above), and 2) the Continental high-grade silver/gold vein where recent drilling encountered 856 gpt silver and 1.77 gpt gold over 6.4 meters.

ABOUT US GOLD (www.usgold.com)

US Gold’s goal is to qualify for inclusion in the S&P 500 within the next 5 years. US Gold explores for gold and silver in the Americas, has an exciting silver discovery called El Gallo in Mexico, and is advancing its Gold Bar Project in Nevada towards production. US Gold also has an aggressive exploration program. The company’s shares are listed on the NYSE and the Toronto Stock Exchange under the symbol UXG, trading 1.2 million shares daily for the last 12 months. US Gold’s shares are included in S&P/TSX and Russell indices.

QUALIFIED PERSON

Disclosure for Nevada projects: This news release has been prepared, reviewed and approved by Robert L. Kastelic, CPG, US Gold’s Senior Consulting Geologist, who is a Qualified Person as defined by National Instrument 43-101 and is responsible for program design and quality control of mineral exploration undertaken by the company at its Nevada exploration properties. Holes drilled by reverse circulation were sampled on 5-ft intervals. All gold assays are uncut, with analyses conducted by Inspectorate Laboratories, Reno, Nevada, utilizing a 30-gram fire assay charge with an AA finish. Quality assurance/quality control is assured by inserting standards and blanks every 40th sample and check assays sent to a second lab every 20th sample.

Certain statements contained herein and subsequent oral statements made by and on behalf of the US Gold may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends”,”anticipates”,”believes”,”expects” and “hopes” and include, without limitation, statements regarding the US Gold’s results of exploration, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the US Gold’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the US Gold. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the US Gold’s disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note: U.S. investors should be aware that US Gold has no “reserves” as defined by SEC Guide 7 and are cautioned not to assume that any part or all of the potential target mineral resources will ever be confirmed or converted into SEC Guide 7 compliant “reserves.”

This press release also contains information about adjacent properties on which we have no right to explore or mine. We advise U.S. investors that the SEC’s mining guidelines strictly prohibit information of this type in documents filed with the SEC. U.S. investors are cautioned that mineral deposits on adjacent properties are not indicative of mineral deposits on our properties.

For further information contact:

Stefan M. Spears	Mailing Address
Vice President, Projects	99 George Street, 3rd Floor
Tel: (647) 258-0395	Toronto, ON M5A 2N4
Toll Free: (866) 441-0690	E-mail: info@usgold.com
Fax: (647) 258-0408

Figure 1

Cadillac - Cross Section Looking NE

January 2011

2100 Elev
2000 Elev
1900 Elev
1800 Elev
Surface
Alluvium
Dolomite
Limestone
1.29 gpt / 94.5 m
3.16 gpt / 3 m
1.15 gpt / 38.1 m
LB79
LB77
LB80
Open
Open to Depth
0 50 100 Meters
0 150 300 Feet
Legend
Mineralized Jasperoid
Potential Mineralization
Alluvium
Dolomite
Limestone
New Holes
Mineralized Intercept